EXHIBIT 10.9

                               Consulting Contract

This agreement (the "Agreement") executed on November 17, 2004, by and between
D. Savino Financial, with its principal office located at 13372 68 Ave Surrey BC, V3W 2E7, hereinafter referred to in this Agreement as the Consultant and Xact Aid, a Nevada corporation located at 5655 Lindero Canyon Rd., Ste 106, Westlake Village, CA 91362 hereinafter referred to in this Agreement as the Company.

Scope of Services. The Company seeks to utilize the skill and expertise of Consultant to provide executive and financial advisory services for Management and Directors.

Term: The Company agrees to hire Consultant for an initial term of 360 days, commencing November 17, 2004. Said term may be extended upon the written agreement of the parties hereto. Either party may cancel this Agreement after ninety (90) days, with thirty (30) day notice in writing to the other party.

Compensation:

a. The Company shall pay to Consultant Fifteen Thousand Dollars ($15,000) in cash on or before November 30, 2004 and issue to Consultant 200,000 shares of the Company's common stock (the "Shares"). Such Shares shall be registered free-trading shares and shall be issued not later than April 15, 2005. The Share issuances which shall not exceed 200,000 shares in the aggregate, shall be made in such a manner so that Consultant shall at no time own in excess of 9.9% of the Company's total issued and outstanding shares at the time of such issuances.

b. Expenses incurred for the purpose of fulfilling these services, e.g. telephone, faxing, etc. will be absorbed by Consultant.

c. The parties agree that said services will be performed exclusively by Consultant.

d. In the event that Consultant shall employ the services of third parties any and all expenses, costs or liability for said employment or services shall be borne exclusively by Consultant unless Consultant has requested and received approval and authorization of the Company prior to such hiring or employment.

e. The Company shall have no liability for the cost of purchase of equipment, services and/or supplies unless Consultant has requested and received the approval and authorization of the Company prior to such purchase.

Independent Contractor:

a. The parties agree that Consultant will act as an independent contractor in the performance of its duties under this contract and not as an employee of the Company. Consultant shall be solely responsible for the withholding and/or payment of any and all federal income and employment tax liability, British Columbia income and employment tax liability, British Columbia province sales and use tax and unemployment and workers compensation assessment or tax liability that the consultant's activities may give raise to.


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Liability:

The Company agrees to indemnify and hold harmless Consultant from and against any and all losses, claims, damages, expenses or liabilities which may incur based on information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by Company for use by Consultant.

Counterparts:

This Agreement may be executed in one or more counterparts, and it shall be deemed fully executed when each party has signed a counterpart even though no one counterpart contains the signatures of all the parties. A facsimile signature of a party shall be deemed an original signature and fully effective as such. Each party executing this agreement represents that it has the full power and authority to do so.

Agreed to and Accepted by:

         D. Savino Financial                    Xact Aid, Inc.

BY:      _________________________          By ________________________
         Dan Savino                             Fred De Luca, Secretary


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